EXHIBIT 10.1

January 31, 2024

Manmohan Mahajan
[Address]

Dear Manmohan,

We are pleased to offer you the position of EVP & Global Chief Financial Officer, Walgreens Boots Alliance, Inc. ("WBA" or the "Company") reporting to the Chief Executive Officer, WBA. We thank you for serving in this role on an interim basis and look forward to you continuing in this role going forward The terms of this offer are subject to the final approval of the Compensation and Leadership Performance Committee of the Board of Directors of WBA. Below are the terms of your offer, which will become effective as of March 1, 2024 (the "Effective Date").

Base Salary. Your salary will be at the annualized rate of $900,000 less all applicable tax withholdings and benefit deductions - paid monthly in accordance with our salaried employee payroll cycle.

Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the Walgreens Boots Alliance, Inc. (WBA) corporate bonus program, which is based on the Company's fiscal year running from September 1 through August 31. The current bonus target for your position is 125% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation and Leadership Performance Committee of the WBA Board of Directors. Your bonus for fiscal year 2024 will be based on your Global Controller position bonus target prior to the Effective
Date, and the above-noted bonus target after the Effective Date.

Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2021 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation and Leadership Performance Committee of the WBA Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $4,000,000 annually. You will receive your first awards at this new target award level on the next annual grant date following the Effective Date (i.e., November 1, 2024), subject to approval by the Compensation and Leadership Performance Committee of the WBA Board of Directors. As shown below, the current allocation among the two types of awards is roughly 50% in restricted stock units and 50% in performance shares. In making award decisions each year, this Committee considers target award levels, budget levels, relative individual performance, and other factors.

Restricted Stock Units: Restricted stock units (RSUs) are awarded annually. RSUs provide you with units of stock that are converted to shares at vesting and appreciate in value as the stock price increases. Subject to continued employment, 1/3 of the award vests each year for three years after the grant date, and the vested RSUs are settled in shares of WBA stock. RSUs currently make up 50% of your total annual target award value described above.

Performance Shares: Performance shares are awarded annually and represent stock awards that are contingent upon the performance of the Company. You are awarded a targeted number of "contingent shares" on the date of grant, and then between 0% and 200% of these target shares are earned and settled in shares of WBA stock at the end of a three-year period, based on the performance of the Company over that period, and subject to your continued
employment. Performance shares currently make up 50% of your total annual target award value described above.

The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.

Other Compensation

Special Restricted Stock Unit (RSU) Award: You will be considered by the Compensation and
Leadership Performance Committee of the WBA Board for a one-time award of RSUs, valued at
$2,175,000 as of the grant date. This special award would be granted on or after the Effective Date. It will become vested in one-third increments as of the first, second and third anniversaries of the grant date. Just like the other Long-Term Incentives described above, this RSU award would be issued pursuant to an RSU award agreement under the 2021 Omnibus Incentive Plan covering all terms and conditions, and this agreement would be issued to you electronically for your review and signature immediately following the grant date.

If you want to accept this offer, please sign your name on the line below, fill in the date, and return the signed letter. The duplicate of this letter is for your records.

You should not consider this offer to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time.

Sincerely,

Tim Wentworth
Chief Executive Officer
Walgreens Boots Alliance, Inc.

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name:    /s/ Manmohan Mahajan Date:     2/7/24
            Manmohan Mahajan